Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2019 Results

NEWARK, NJ — December 4, 2018: IDT Corporation (NYSE: IDT) reported a loss per share of $0.06 and non-GAAP loss per share* of $0.02 on revenue of $362.3 million for the first quarter of FY 2019, the three months ended October 31, 2018.

1Q19 HIGHLIGHTS

(1Q19 results are compared to 1Q18)

Consolidated Results

●	Revenue less direct cost of revenue increased to $57.6 million from $57.0 million.

●	Income from operations increased to $1.3 million from $0.1 million.

●	Adjusted EBITDA* increased to $7.1 million from $7.0 million.

●	As announced in conjunction with the prior quarter’s results, IDT repurchased 729,110 shares of its Class B common stock during 1Q19 for an aggregate purchase price of $3.9 million.

Growth Initiatives

●	Revenue of net2phone’s unified communications as a service (UCaaS) offering increased 100.4% to $4.8 million.

●	Revenue of IDT’s National Retail Solutions (NRS) business increased 68.5% to $1.2 million. NRS now has over 6,000 active terminals in its retailer network compared to approximately 3,000 active terminals a year ago.

●	Revenue of IDT’s international money transfer business increased 28.2% to $4.9 million. Sales through its direct-to-consumer channel increased 162.4% year over year.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“IDT continued to make progress in the first quarter with increasing operating income and robust investment in our exciting growth initiatives, including net2phone’s UCaaS offerings, National Retail Solutions’ point-of-sale network, our international money transfer business and BOSS Revolution Mobile.

“net2phone’s UCaaS offering doubled its revenue compared to the year ago quarter, expanding through both the domestic channel and adding new markets in Canada, Mexico and Colombia.

“National Retail Solutions now has over 6,000 terminals active on its retailer point-of-sale network compared to roughly 3,000 a year ago, and is now adding about 1,000 new retailers each quarter. NRS revenue increased 69% year over year, and has only just begun to develop promising new network-based services and offerings including data analytics and out-of-home advertising.

“Our money transfer business’s direct-to-consumer channel revenue increased by over 160% driven by the expansion of our global disbursement network.

“These technology-driven initiatives are increasingly impactful and we have only just begun to tap their respective market opportunities. I am increasingly confident that, with investment and disciplined execution, they have the capacity to transform IDT in the coming years.

“On a consolidated basis, the headwinds in the global per-minute calling sector impacted revenues from our BOSS Revolution Calling and wholesale Carrier Services businesses. However, the impact on revenue less direct cost of revenue was entirely offset by improved margins from Carrier Services and increased contributions from our growth initiatives.

“As previously disclosed, we repurchased 729,110 shares of our Class B common stock during 1Q19 for an aggregate purchase price of $3.9 million. Going forward, we will continue our opportunistic approach to repurchases as we look to increase shareholder value.”

1Q19 CONSOLIDATED RESULTS

Results (in millions, except EPS)	1Q19	4Q18	1Q18	1Q19 - 1Q18 Change (%/$)
Revenue	$362.3	$392.6	$393.6	(7.9)%
Direct cost of revenue	$304.7	$325.1	$336.5	(9.5)%
Revenue less direct cost of revenue	$57.6	$67.5	$57.0	+1.0%
Direct cost of revenue as a percentage of revenue	84.1%	82.8%	85.5%	(140) BP
SG&A expense	$50.6	$50.7	$50.1	+1.0%
Depreciation and amortization	$5.6	$5.6	$5.7	(1.4)%
Severance expense	-	$0.3	$0.4	$(0.4)
Other operating expense	$(0.2)	$(0.4)	$(0.8)	+$0.6
Income from operations	$1.3	$10.5	$0.1	+$1.2
Adjusted EBITDA*	$7.1	$16.8	$7.0	+$0.1
Net (loss) income attributable to IDT	$(1.4)	$8.2	$(2.1)	+$0.6
Diluted (loss) earnings per share	$(0.06)	$0.33	$(0.08)	+0.02
Non-GAAP net (loss) income*	$(0.5)	$9.8	$0.2	$(0.7)
Non-GAAP (loss) earnings per share*	$(0.02)	$0.40	$0.01	$(0.03)

*Throughout this release, Non-GAAP (loss) earnings per share, Adjusted EBITDA, and Non-GAAP net (loss) income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Notes on Consolidated Results and Balance Sheet

Consolidated results for all periods presented include corporate overhead. In 1Q19 and 1Q18, corporate G&A expense was $2.3 million.

At October 31, 2018, IDT held $61.6 million in unrestricted cash, cash equivalents and debt securities. Current assets totaled $323.6 million and current liabilities totaled $361.8 million. Reflecting IDT’s intention to sell its Gibraltar-based bank, all of the bank’s assets and liabilities at October 31, 2018 and July 31, 2018 are classified as “held for sale” in the consolidated balance sheets.

On August 1, 2018, IDT adopted a change in GAAP related to revenue recognition from customers. As part of the adoption, IDT reduced its deferred revenue and accumulated deficit by $8.6 million as of August 1, 2018.

On August 1, 2018, IDT adopted a change in GAAP related to the classification and presentation of changes in restricted cash in the statement of cash flows. Net cash provided by operating activities during 1Q19 was $8.2 million compared to net cash used in operating activities of $45.3 million in the year ago quarter. In the corresponding periods, capital expenditures were $4.5 million and $5.3 million, respectively.

1Q19 RESULTS BY SEGMENT

(Results are for1Q19 and are compared to 1Q18 unless otherwise noted).

IDT has modified the way it reports its business verticals within its two reporting segments to align more closely with the Company’s business strategy and operational structure, as follows:

Telecom & Payment Services (TPS)

IDT’s TPS segment accounted for 97.1% and 97.8% of IDT’s consolidated revenue in 1Q19 and 1Q18, respectively. The segment comprises Core and Growth verticals:

●	Core includes IDT’s three largest communications and payments offerings from both a revenue and cash generation perspective: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the US; Carrier Services, which provides international long-distance termination and outsourced traffic management solutions to telecoms worldwide; and Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, as well as messaging and data credits to friends and family overseas and domestically. TPS Core also includes several smaller communications and payments offerings - many in harvest mode.

●	Growth is composed of National Retail Solutions’ retailer point-of-sale (POS) terminal-based services and the BOSS Revolution international money transfer service. Sales of international money transfer are generated by direct-to-consumer transfers initiated on the BOSS Revolution Money app or through the BOSS Revolution website as well as transfers initiated through an authorized agent or retailer.

net2phone (formerly net2phone-UCaaS)

IDT’s net2phone segment accounted for 2.9% and 2.0% of IDT’s consolidated revenue in 1Q19 and 1Q18, respectively. The segment comprises two verticals:

●	net2phone-UCaaS is a rapidly growing, global unified cloud communications offering for business.

●	net2phone-Platform Services includes other offerings leveraging a common technology platform to provide cable telephony and other voice services.

Revenue in 1Q19 and comparative periods for all verticals are provided in the following chart:

Revenue by Segment and Vertical (in millions)	1Q19	4Q18	1Q18	1Q19-1Q18 % change
TPS
Core	$345.7	$376.9	$380.5	(9.2)%
BOSS Revolution Calling	$123.5	$136.3	$132.2	(6.6)%
Carrier Services	$142.2	$156.9	$168.8	(15.8)%
Mobile Top-Up	$65.3	$67.4	$61.5	+6.3%
Other	$14.6	$16.4	$18.0	(19.0)%
Growth	$6.2	$6.0	$4.6	+35.5%
Total TPS	$351.8	$383.0	$385.1	(8.6)%
net2phone
net2phone-UCaaS	$4.8	$3.9	$2.4	+100.4%
net2phone-Platform Services	$5.7	$5.7	$5.4	+5.0%
Total net2phone	$10.5	$9.7	$7.8	+34.4%

Segment level financial results are provided in the following chart:

Results by Segment	TPS		net2phone
(in millions)	1Q19	1Q18	1Q19	1Q18
Revenue	$351.8	$385.1	$10.5	$7.8
Direct cost of revenue	$301.7	$334.0	$3.0	$2.5
Revenue less direct cost of revenue	$50.2	$51.1	$7.4	$5.3
SG&A expense	$40.9	$42.3	$7.4	$4.7
Depreciation and amortization	$4.0	$4.0	$1.5	$1.3
Severance expense	-	$0.4	-	-
Income (loss) from operations	$5.3	$4.4	$(1.5)	$(0.7)
Adjusted EBITDA	$9.3	$8.8	-	$0.6

TPS Segment Takeaways:

TPS Core:

●	Consistent with management’s expectations and disclosures in previous quarters, the BOSS Revolution Calling service was again impacted by persistent, market-wide trends including the proliferation of unlimited calling plans offered by wireless carriers and MVNOs and the increasing penetration of free and paid over-the-top voice and messaging services. Minutes-of-use for the BOSS Revolution Calling service declined 12% compared to the year ago quarter, while revenue decreased 6.6% to $123.5 million.

●	Carrier Services’ minutes-of-use also decreased 12% year over year and revenue declined 15.8% to $142.2 million. In this vertical, over the long-term, minutes-of-use and revenue will continue to be impacted as communications globally transition away from traditional international long-distance voice operators. However, Carrier Services’ minutes and revenue will likely continue to fluctuate significantly from quarter-to-quarter, as the Company seeks to maximize gross profit economics rather than sustain minutes-of-use or revenue.

●	In 1Q19, the impact of the decrease in TPS Core revenue on margins was substantially mitigated by increased margin contributions generated by the continued migration of BOSS Revolution Calling customers to the direct-to-consumer channel and, in the Carrier Services business, by a shift to higher margin traffic resulting from the implementation of an outsourcing agreement in a key calling corridor.

TPS Growth:

●	Revenue generated by IDT’s BOSS Revolution money transfer service through direct-to-consumer channels increased 162% year over year driven by expansion of our global disbursement network. Direct-to-consumer sales now contribute the vast majority of our money transfer revenue.

●	National Retail Solutions (NRS) revenue increased 69% compared to the year ago quarter. NRS’ point-of-sale (POS) terminal network has achieved sufficient scale to enable new revenue sources that supplement the monthly recurring fees generated by the use of its terminals. These emerging services include out-of-home advertising through the terminals’ consumer facing screen, retail analytics, and credit card processing.

TPS Financial Results:

●	TPS income from operations increased 19.1% to $5.3 million. The impact of the $33.2 million reduction in revenue was mostly offset by improved Carrier Services margins and, to a lesser extent, BOSS Revolution Calling margins and by the continued growth of Mobile Top-Up revenue. SG&A expense decreased 3.3% to $40.9 million reflecting reduced compensation expense partially offset by increased marketing expense. TPS’ Adjusted EBITDA in 1Q19 and 1Q18 was $9.3 million and $8.8 million, respectively.

net2phone Segment Takeaways:

●	net2phone-UCaaS’s revenue increased 100% compared to the year ago quarter driven by the expansion of its US channel partner network and growth in South American markets. During 1Q19, net2phone launched its service in Mexico and entered the Canadian market through the Versature acquisition. Versature contributed approximately $0.7 million in revenue during 1Q19 after its acquisition in September 2018.

●	During 1Q19, net2phone initiated beta deployment of a new proprietary platform developed in part on technology and capabilities attained through the acquisition of LiveNinja in early 2017. The platform integrates voice, text, messaging and web chat services across devices. net2phone expects that the unified communications functionality afforded by the new platform will become a key driver of customer acquisitions and increased average revenue per user, or ARPU, following full platform deployment in Q1 of calendar 2019.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed beginning one hour after the call concludes through December 11, 2018 by dialing 1-844-512-2921 (toll free from the US) or 1-412-317-6671 (international) and providing this pin code: 10126607. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) following the call.

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	October 31, 2018	July 31, 2018
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$59,313	$68,089
Debt securities	2,237	5,612
Trade accounts receivable, net of allowance for doubtful accounts of $3,103 at October 31, 2018 and $3,166 at July 31, 2018	66,094	69,481
Prepaid expenses	23,132	19,550
Other current assets	34,333	28,877
Assets held for sale	138,466	137,272
Total current assets	323,575	328,881
Property, plant and equipment, net	36,808	36,068
Goodwill	11,246	11,315
Other intangibles, net	4,238	306
Equity investments	7,827	6,633
Deferred income tax assets, net	4,598	5,668
Other assets	5,634	5,020
Assets held for sale	5,920	5,706
Total assets	$399,846	$399,597
Liabilities and equity
Current liabilities:
Trade accounts payable	$56,441	$45,124
Accrued expenses	120,843	129,818
Deferred revenue	45,116	55,003
Other current liabilities	8,817	8,269
Liabilities held for sale	130,550	128,770
Total current liabilities	361,767	366,984
Other liabilities	906	768
Liabilities held for sale	497	542
Total liabilities	363,170	368,294
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2018 and July 31, 2018	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,594 and 25,594 shares issued and 22,143 and 22,872 shares outstanding at October 31, 2018 and July 31, 2018, respectively	256	256
Additional paid-in capital	294,460	294,047
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,451 and 2,722 shares of Class B common stock at October 31, 2018 and July 31, 2018, respectively	(89,451)	(85,597)
Accumulated other comprehensive loss	(4,417)	(4,972)
Accumulated deficit	(164,806)	(173,103)
Total IDT Corporation stockholders’ equity	36,075	30,664
Noncontrolling interests	601	639
Total equity	36,676	31,303
Total liabilities and equity	$399,846	$399,597

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2018	2017
	(in thousands, except per share data)

Revenues	$362,316	$393,555
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	304,693	336,510
Selling, general and administrative (i)	50,552	50,071
Depreciation and amortization	5,594	5,673
Severance	—	439
Total costs and expenses	360,839	392,693
Other operating expense	(195)	(779)
Income from operations	1,282	83
Interest income, net	108	362
Other expense, net	(1,349)	(826)
Income (loss) before income taxes	41	(381)
Provision for income taxes	(1,189)	(1,416)
Net loss	(1,148)	(1,797)
Net income attributable to noncontrolling interests	(301)	(295)
Net loss attributable to IDT Corporation	$(1,449)	$(2,092)

Basic and diluted loss per share attributable to IDT Corporation common stockholders	$(0.06)	$(0.08)

Weighted-average number of shares used in calculation of basic and diluted loss per share	23,831	24,628

(i) Stock-based compensation included in selling, general and administrative expenses	$413	$810

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended October 31,
	2018	2017
	(in thousands)
Operating activities
Net loss	$(1,148)	$(1,797)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,594	5,673
Deferred income taxes	1,117	1,317
Provision for doubtful accounts receivable	447	566
Recognized loss (gain) on securities	46	(7)
Interest in the equity of investments	—	104
Stock-based compensation	413	810
Change in assets and liabilities:
Trade accounts receivable	97	(13,952)
Prepaid expenses, other current assets and other assets	(8,766)	(12,832)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	6,069	(9,359)
Customer deposits	5,567	(14,226)
Deferred revenue	(1,206)	(1,556)
Net cash provided by (used in) operating activities	8,230	(45,259)
Investing activities
Capital expenditures	(4,463)	(5,324)
Payment for acquisition, net of cash acquired	(5,453)	—
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	—	6,000
Purchase of IP Interest from Straight Path Communications Inc.	—	(6,000)
Purchases of marketable securities	—	(15,671)
Proceeds from maturities and sales of marketable securities	3,372	19,560
Net cash used in investing activities	(6,544)	(1,435)
Financing activities
Dividends paid	—	(4,720)
Distributions to noncontrolling interests	(339)	(380)
Repayment of other liabilities acquired	(599)	—
Repurchases of Class B common stock	(3,854)	(23)
Net cash used in financing activities	(4,792)	(5,123)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(4,590)	575
Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(7,696)	(51,242)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	203,197	211,963
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$195,501	$160,721

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2019 and 2018

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 1Q19, 4Q18, and 1Q18, Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, and add depreciation and amortization, severance expense, and other operating expense.

IDT’s measure of non-GAAP net (loss) income starts with net (loss) income in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense.

IDT’s measure of non-GAAP (loss) earnings per share is calculated by dividing non-GAAP net (loss) income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2019 and fiscal 2018 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net (loss) income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share. In fiscal 2019 and 2018, other operating expense included legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters. However, such legal and regulatory matters do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net (loss) income and non-GAAP (loss) earnings per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net (loss) income and non-GAAP (loss) earnings per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net (loss) income, net (loss) income, and (c) for non-GAAP (loss) earnings per share, basic and diluted earnings per share.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended October 31, 2018 (1Q19)
Adjusted EBITDA	$7.1	$9.3	$-	$-	$(2.3)
Subtract:
Depreciation and amortization	5.6	4.0	1.5	-	-
Other operating expense	0.2	-	-	-	0.2
Income (loss) from operations	1.3	$5.3	$(1.5)	$-	$(2.5)
Interest income, net	0.1
Other expense, net	(1.3)
Income before income taxes	0.1
Provision for income taxes	(1.2)
Net loss	(1.1)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(1.4)

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended July 31, 2018 (4Q18)
Adjusted EBITDA	$16.8	$18.2	$1.2	$-	$(2.6)
Subtract:
Depreciation and amortization	5.6	4.0	1.6	-	-
Severance expense	0.3	0.3	-	-	-
Other operating expense	0.4	-	0.1	-	0.3
Income (loss) from operations	10.5	$13.9	$(0.5)	$-	$(2.9)
Interest income, net	0.2
Other expense, net	(0.2)
Income before income taxes	10.5
Provision for income taxes	(2.0)
Net income	8.5
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$8.2

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended October 31, 2017 (1Q18)
Adjusted EBITDA	$7.0	$8.8	$0.6	$(0.1)	$(2.3)
Subtract:
Depreciation and amortization	5.7	4.0	1.3	0.4	-
Severance expense	0.4	0.4	-	-	-
Other operating expense	0.8	-	-	-	0.8
Income (loss) from operations	0.1	$4.4	$(0.7)	$(0.5)	$(3.2)
Interest income, net	0.4
Other expense, net	(0.8)
Loss before income taxes	(0.4)
Provision for income taxes	(1.4)
Net loss	(1.8)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(2.1)

IDT Corporation

Reconciliations of Net (Loss) Income to Non-GAAP Net (Loss) Income and (Loss) Earnings per share to Non-GAAP (Loss) Earnings per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	1Q19	4Q18	1Q18

Net (loss) income	$(1.1)	$8.5	$(1.8)
Adjustments (add) subtract:
Stock-based compensation	(0.4)	(0.7)	(0.8)
Severance expense	-	(0.3)	(0.4)
Other operating expense	(0.2)	(0.4)	(0.8)
Total adjustments	(0.6)	(1.5)	(2.0)
Income tax effect of total adjustments	-	0.2	-
	0.6	1.3	2.0
Non-GAAP net (loss) income	$(0.5)	$9.8	$0.2

(Loss) earnings per share:
Basic	$(0.06)	$0.33	$(0.08)
Total adjustments	0.04	0.07	0.09
Non-GAAP - basic	$(0.02)	$0.40	$0.01

Weighted-average number of shares used in calculation of basic (loss) earnings per share	23.8	24.7	24.6

Diluted	$(0.06)	$0.33	$(0.08)
Total adjustments	0.04	0.07	0.09
Non-GAAP - diluted	$(0.02)	$0.40	$0.01

Weighted-average number of shares used in calculation of diluted (loss) earnings per share	23.8	24.7	24.7

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